Schedule B

The following table lists all transactions completed by the Reporting Persons in the Common Shares since the Reporting Persons' most recent filing on March 26, 2026, which were all completed through open market purchases.

Tether Investments, S.A. de C.V.:

Date	Shares Bought	Price
April 13, 2026	38,277	6.8294
April 14, 2026	48,830	7.0379
April 15, 2026	38,322	6.9008
April 16, 2026	44,500	6.7995
April 17, 2026	59,605	7.0919
April 20, 2026	48,500	6.9957
April 21, 2026	67,599	6.8337
April 22, 2026	33,827	6.9258
April 23, 2026	53,080	6.8581
April 24, 2026	34,947	6.8453
April 27, 2026	38,977	6.8290
April 28, 2026	69,742	6.6217
April 29, 2026	81,363	6.4499
April 30, 2026	35,388	6.6533
May 1, 2026	32,856	6.7362
May 4, 2026	57,872	6.8024
May 5, 2026	38,165	6.8197
May 6, 2026	57,278	7.1770
May 7, 2026	78,150	7.2844
May 8, 2026	42,722	7.2761